Exhibit 3.2

                            ARTICLES OF AMENDMENT TO

                            ARTICLES OF INCORPORATION

                                       OF

                                  NEBHELP, INC.


        Pursuant to the provisions of Section 21-20,116 Neb.Rev.Stat. (Reissue
1997) the above corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     1. The name of the corporation is NEBHELP, INC.

     2. The following amendments to the Articles of Incorporation were adopted by the stockholders of the corporation in the manner prescribed by the Nebraska Business Corporation Act:

               A. Article I of the Articles of Incorporation is hereby deleted in its entirety and the following inserted in lieu thereof:

     The name of the Corporation shall be: Nelnet Education Loan Funding, Inc.

     3. The number of shares of the corporation common stock outstanding at the time of the adoption of the above amendment was 1,010 shares; and the number of shares issued and entitled to vote thereon was 1,010 shares. All outstanding shares at such time were common stock of the same class and entitled to the same standing.

     4. The date that the amendments as set forth above were adopted was April 4, 2003.

     5. The number of votes cast for the amendments set forth above by the only voting group entitled to vote, the common stock holders, was sufficient for approval by that voting group.

        Dated as of this 4th day of April, 2003.


                                                   NEBHELP, INC.


                                            By:    /s/ Terry J. Heimes
                                                   --------------------------
                                                   Terry J. Heimes, President